EXHIBIT 10.9

PHASE I CONTRACT BETWEEN NET/TECH INTERNATIONAL, INC. AND
STAINLESS DESIGN CORPORATION (SDC)


The scope of this document serves as a contract for the Phase I development of the second generation Hygiene Guard.

Phase I is a technical study to identify the technical scope and match the available technology with the intended application. Phase I also investigates the technical hurdles that would be associated with integrating the Hygiene Guard with other equipment commonly found in health care and food service facilities. Net/Tech has targeted installed price is approximately $1,000.00 and includes up to 50 badges, and as such, we will attempt to design the system based on that cost estimate.

For the purposes of identifying the basic scope for Phase I, I would like to state our understanding of the product and its features:

The Hygiene Guard is a system of specifically designed components, intended to function together to monitor the proper sanitary operations of designated employees in work conditions including but not limited to health care and food service. The primary functional components of the Hygiene Guard system are as follows:

1. An employee "badge" that contains electronics to transmit and receive identifying information to the CPU. This badge will be designed in such a way that an employee name can be inserted into the badge and may have artwork such as restaurant logo or company name. The basic design of the electronics will be generic for all badges and will allow customization of the face for specialized artwork. This will reduce the inventory for Net/Tech, as a stock of badges could be maintained and printed as needed. Each badge will be programmable for a numeric ID.

2. A bathroom entry sensor will detect the presence of a "badged" employee entering the bathroom. The entry sensor will decode the badge ID and send that information to the CPU for storage and reporting. The entry sensor will transmit a signal to the badge to change the badges' state from "green" to "red". The entry sensor will also reset the badge when the employee leaves the bathroom, provided that employee activated the soap dispenser. The entry sensor will also contain a small thermal printer that will print employee activity by badge number. A possible method to generate the printout might be a multi position key switch, with one position available for resetting the data.

3. Soap dispenser sensor will detect the presence of a "badged" employee within a relatively close proximity and transmit that information to the entry sensor, probably utilizing the entry sensors' transmitter and receiver to eliminate redundant equipment. The soap dispenser sensor needs to have a restricted sensor area to eliminate the possibility of the employee false triggering the sensor. Additionally, a timer will be used to insure a reasonable amount of time was spent at the soap dispenser. A switch actuated by the use of the soap dispenser would transmit the badge ID to the entry sensor as long as the badged employee is within close proximity.

Deliverables for Phase I:


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         A technical specification, complete and suitable for submission to a fabricator of electronic components.

         Costing for volume production of the components and delivery schedule.

         Drawings of the components suitable for both marketing and fabrication.

Pricing and delivery

The Phase I project will take approximately eight weeks to complete, however, we are fully aware of the compressed time frame required and will make every attempt to better that.

Phase I cost:     $10,000.00

Terms and conditions: SDC is prepared to accept payment for the services of this phase in both direct payment and Net/Tech stock and the option of first right of refusal for Phase II and the subsequent manufacturing of the Hygiene Guard. Due to the fact that this phase will require SDC to subcontract a portion of the work, we will require 80% in direct payment and 20% in Net/Tech, 144 stock at $1.25 per share. We will begin working on Phase I within 3 to 5 business days after acceptance of the terms of this contract.



Authorized signature  Glenn E. Cohen, President            Date
                        Net/Tech International, Inc.

                      /s/ GLENN E. COHEN                   April 11, 1996
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Kevin Brady, VP Product Development                        Date

                      /s/ KEVIN BRADY                      April 11, 1996
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